Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTCOMEX, INC.

Intcomex, Inc., a Delaware corporation, does hereby certify as follows:

1. The name of this corporation is Intcomex, Inc.

2. This corporation was originally incorporated on August 13, 2004. This corporation filed with the Secretary of State of the State of Delaware (i) a Certificate of Merger on August 20, 2004, (ii) an Amended and Restated Certificate of Incorporation on August 30, 2004 and (iii) a Certificate of Correction on September 7, 2004.

3. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation and adopted by the shareholders of this corporation holding all of the outstanding shares of common stock of this corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. Upon the filing of this Second Amended and Restated Certificate of Incorporation, this corporation’s Certificate of Incorporation is hereby amended, restated and integrated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of this corporation is Intcomex, Inc.

ARTICLE II

PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as amended (“DGCL”).

ARTICLE III

DEFINITIONS

Capitalized terms used herein are used as defined in this Certificate of Incorporation or as defined elsewhere in this Certificate of Incorporation.

“Affiliate” means: (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; and (ii) with respect to any natural Person: (a) any parent, grandparent, sibling, child or spouse of such natural Person, or any Person married to any such Persons; (b) any trust established for the benefit of such natural Person or any Affiliate of such natural Person; or (c) any executor or administrator of the estate of such natural Person.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by virtue of being a Director or officer of such Person, or otherwise.

“Director” shall mean, with respect to a Person, any director, management committee member, managing director, principal, partner or persons holding comparable positions of such Person.

“Permitted Transferee” shall mean any Affiliate of a shareholder that, upon becoming a transferee of shares of common stock of such shareholder: (i) agrees to become a party to the Shareholders Agreement and to assume the rights and obligations of the transferring shareholder under the Shareholders Agreement with respect to the transferred shares of common stock (it being specified that the transferring shareholders shall upon such assumption no longer enjoy and be released from such rights and obligations with respect to such transferred shares of common stock); (ii) agrees that such transferee will not cease to be an Affiliate of the transferor unless prior to the time such transferee ceases to be an Affiliate of the transferor, such transferee transfers to the transferor all shares of common stock owned by such transferee, together with its rights and obligations under this Agreement with respect to such shares of common stock; and (iii) executes such further documents as may be necessary, in the opinion of the corporation, to make the transferee a party to the Shareholders Agreement and to assume such rights and obligations.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Shareholders Agreement” shall mean the Amended and Restated Shareholders Agreement, to be entered into by and among Co-Investment LLC VII, Michael Shalom, Anthony Shalom, Harry Luchtan, Yehuda Azancot, the Additional Shareholders (as defined therein) and Intcomex, Inc.

“2004 Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of August 27, 2004, by and among Court Square Capital, the Sellers as defined therein and Intcomex, Inc.

“2005 Share Purchase Agreement” shall mean the Share Purchase Agreement, to be entered into by and among Intcomex, Inc. and Intcomex Holdings SPC-I, LLC, as Buying Parties, and Harry Luchtan, Yehuda Azancot and Centel, S.A. de C.V., as Selling Parties.

ARTICLE IV

CAPITAL STOCK

1) This corporation is authorized to issue One Hundred Fifty Thousand (150,000) shares of common stock, par value one cent ($0.01) per share and shall be designated Common Stock. The common stock shall be divided into two classes consisting of the Common Stock and the Class B Non-Voting Common Stock (the “Class B Stock”).

2) Of the 150,000 shares of common stock of the Corporation, 140,000 shares are initially designated as shares of Common Stock and 10,000 shares are initially designated as shares of Class B Stock. The number of shares designated as Common Stock or Class B Stock may be increased or decreased from time to time by a resolution or resolutions adopted by the Board of Directors or any duly authorized committee thereof and in accordance with the terms of this Certificate and the by-laws of the Corporation.

3) The powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Common Stock and the Class B Stock shall be identical in all respects; provided that except as otherwise required by law, the holders of Class B Stock shall not be entitled to vote in connection with the election of directors or any other matters submitted to a vote of stockholders; provided further, however, that no amendment shall be made to this Certificate that adversely alters the terms and conditions of the Class B

Stock or that otherwise materially, adversely and disproportionately affects the holders of Class B Stock without the consent of the holders of a majority of the issued and outstanding Class B Stock.

4) In the event this corporation receives a notice from a shareholder (“Indemnified Shareholder”) seeking indemnification pursuant to Article IX of the 2004 Stock Purchase Agreement from a holder of shares of Common Stock, the board of directors of the corporation shall determine whether the Indemnified Shareholder suffered an indemnifiable loss (“Loss”) under the 2004 Stock Purchase Agreement and, if the board of directors of the corporation determines such a Loss has occurred, the amount of such Loss. In the event the board of directors of the corporation determines that the Indemnified Shareholder has suffered a Loss to be indemnified under the 2004 Stock Purchase Agreement, the board of directors of the corporation shall select a nationally recognized investment banking firm (the “Appraiser”) that is not an affiliate of the Indemnified Shareholder, the shareholder from whom the Indemnified Shareholder is seeking indemnification for the Loss under the 2004 Stock Purchase Agreement (“Indemnifying Shareholder”) and any Permitted Transferee of the Indemnifying Shareholder to determine the fair market value of a share of Common Stock. Upon the determination of the fair market value of a share of Common Stock by the Appraiser, a number of shares of Common Stock (“Indemnification Common Stock”) of the Indemnifying Shareholder and its Permitted Transferees shall be immediately and automatically, without any action on the part of the Indemnifying Stockholder or Permitted Transferee, transferred on the books and records of the corporation to the Indemnified Shareholder that shall be equal to a ratio, the numerator of which is the amount of the Loss that the board of directors of the corporation has determined the Indemnified Shareholder has suffered and the denominator of which is the fair market value of a share of Common Stock determined by the Appraiser (with such ratio being rounded to the nearest whole number). The corporation shall record in the books and records of the corporation the transfer of the Indemnification Common Stock owned by the Indemnifying Shareholder and any such Permitted Transferee(s) in respective numbers that are as proportional as possible to the aggregate holdings of shares of Common Stock of such Indemnifying Shareholder and any such Permitted Transferee(s). The corporation shall immediately record the transfer of the Indemnification Common Stock to the Indemnified Shareholder upon the determination of the fair market value of a share of Common Stock by the Appraiser, notwithstanding any failure by the Indemnifying Shareholder and any such Permitted Transferee(s) to surrender certificates representing shares of Common Stock to the corporation in satisfaction of their indemnification obligations under the 2004 Stock Purchase Agreement.

5) In the event this corporation receives a notice from an Indemnified Shareholder seeking indemnification pursuant to Article IX of the 2005 Share Purchase Agreement from a holder of shares of Class B Stock, the board of directors of the corporation shall determine whether the Indemnified Shareholder suffered a Loss under the 2005 Share Purchase Agreement and, if the board of directors of the corporation determines such a Loss has occurred, the amount of such Loss. In the event the board of directors of the corporation determines that the Indemnified Shareholder has suffered a Loss to be indemnified under the 2005 Share Purchase Agreement, the board of directors of the corporation shall select an Appraiser that is not an affiliate of the Indemnified Shareholder, the Indemnifying Shareholder or any Permitted Transferee of the Indemnifying Shareholder to determine the fair market value of a share of

Class B Stock. Upon the determination of the fair market value of a share of Class B Stock by the Appraiser, a number of shares of Class B Stock (“Class B Indemnification Stock”) of the Indemnifying Shareholder and its Permitted Transferees shall be immediately and automatically, without any action on the part of the Indemnifying Stockholder or Permitted Transferee, transferred on the books and records of the corporation to the Indemnified Shareholder that shall be equal to a ratio, the numerator of which is the amount of the Loss that the board of directors of the corporation has determined the Indemnified Shareholder has suffered and the denominator of which is the fair market value of a share of Class B Stock determined by the Appraiser (with such ratio being rounded to the nearest whole number). The corporation shall record in the books and records of the corporation the transfer of the Class B Indemnification Stock owned by the Indemnifying Shareholder and any such Permitted Transferee(s) in respective numbers that are as proportional as possible to the aggregate holdings of shares of Class B Stock of such Indemnifying Shareholder and any such Permitted Transferee(s). The corporation shall immediately record the transfer of the Class B Indemnification Stock to the Indemnified Shareholder upon the determination of the fair market value of a share of Class B Stock by the Appraiser, notwithstanding any failure by the Indemnifying Shareholder and any such Permitted Transferee(s) to surrender certificates representing shares of Class B Stock to the corporation in satisfaction of their indemnification obligations under the 2005 Share Purchase Agreement.

ARTICLE V

REGISTERED OFFICE AND REGISTERED AGENT

The street address of this corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at such office is Corporation Service Company.

ARTICLE VI

CORPORATE ADDRESS

This address of the principal office of this corporation is 9835 NW 14th Street, Miami, Florida 33172.

ARTICLE VII

MANAGEMENT OF CORPORATION

1) The number of directors of this corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by ballot unless the Bylaws so provide.

2) The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the Bylaws of this corporation (subject to any rights of the stockholders set forth in Section 109 of the DGCL); to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of this corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon this corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws of this corporation.

ARTICLE VIII

AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation, or any Amendment thereto, and any right conferred upon the shareholders, directors and officers is subject to this reservation.

ARTICLE IX

INDEMNIFICATION

This corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by Section 145 of the DGCL.

ARTICLE X

PERSONAL LIABILITY

The personal liability of the directors of this corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL.

IN WITNESS WHEREOF, Intcomex, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed this 26th day of April 2005.

/s/ Michael Shalom
Name: Michael Shalom
Title: President